EXHIBIT 23.1
Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in the following Registration Statements:

(1)	Registration Statement (Form S-3 Nos. 333-167061 and 333-147146) of Sequenom, Inc.,

(2)
Registration Statement (Form S-8 (Nos. 333-189520, 333-182911, 333-175513, 333-172302, 333-167831, 333-152230, 333-134906, 333-125456, 333-112322, 333-102769, 333-99629, 333-90778 and 333-67332) pertaining to the 2006 Equity Incentive Plan, 1999 Employee Stock Purchase Plan, 1999 Stock Incentive Plan, and the New-Hire Equity Incentive Plan;

of our reports dated March 9, 2015, with respect to the consolidated financial statements of Sequenom, Inc., and the effectiveness of internal control over financial reporting of Sequenom, Inc., included in this Annual Report (Form 10-K) for the year ended December 31, 2014.

/s/ Ernst & Young LLP
San Diego, California
March 9, 2015